AMENDED AND RESTATED SCHEDULE A

dated May 30, 2025

to the

EXPENSE LIMITATION AGREEMENT

dated November 6, 2024 between

THE ADVISORS’ INNER CIRCLE FUND III

and

BROWN ADVISORY LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Applicable Expense Limit	Initial Term End Date
Brown Advisory Flexible Equity ETF	0.54%	January 31, 2026
Brown Advisory Sustainable Value ETF	0.71%	January 31, 2027
Brown Advisory Sustainable Growth ETF	0.61%	January 31, 2027

ACKNOWLEDGED AND ACCEPTED BY

THE ADVISORS INNER CIRCLE FUND III

/s/ Michael Beattie
Name: Michael Beattie
Title: President

BROWN ADVISORY LLC

/s/ Brett D. Rogers
Name: Brett D. Rogers
Title: General Counsel

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